NewsRelease

Teledyne Announces Promotions and Executive Retirement

THOUSAND OAKS, Calif. – July 31, 2023 – The Board of Directors of Teledyne Technologies Incorporated (NYSE:TDY) announced today that George C. Bobb III was promoted to the position of Executive Vice President of Teledyne, effective July 25, 2023. George has been a Senior Vice President of Teledyne since October 2021 and remains President of Teledyne’s Aerospace and Defense Electronics Segment with additional executive leadership responsibility for the Marine Instrumentation group, the Engineered Systems Segment, Teledyne Scientific & Imaging, which includes classified Digital Imaging programs and Teledyne’s Information Technology function. George joined Teledyne in 2008 and has achieved increasing levels of operational and administrative responsibility, including previously serving as Teledyne’s Chief Compliance Officer.

Also announced today, Susan L. Main, Senior Vice President and Chief Financial Officer, will be retiring from her position at Teledyne, effective December 1, 2023. Sue joined Teledyne Technologies in 2004 and was named Chief Financial Officer in 2012. Sue has continuously held financial roles with increasing responsibility at Teledyne Technologies, the former Teledyne, Inc. and related spin-off companies for the past 34 years.

Stephen F. Blackwood, Teledyne’s current Senior Vice President, Strategic Sourcing, Tax and Treasurer will succeed Sue and become Senior Vice President and Chief Financial Officer on December 1, 2023. Since joining Teledyne in 2008, Steve has completed over $5 billion in debt financings to support Teledyne’s growth and acquisition strategy and to diversify funding sources. He also was instrumental in reducing risks associated with Teledyne’s historic pension plan. Finally, Luis Arrieta, previously Executive Director and Assistant Treasurer at Amgen Inc., has recently joined Teledyne as Executive Director and Associate Treasurer and is expected to assume the position of Vice President and Treasurer on December 1, 2023.

“I have worked with Sue for 25 years. I have always admired her leadership and trusted her judgment,” said Robert Mehrabian, Chairman, President and Chief Executive Officer. “Sue has successfully led our finance organization through Teledyne’s significant growth and developed an excellent team. I will greatly miss her advice and friendship. Sue and Steve have worked together for 15 years, and I am confident of a very smooth transition. Separately, I want to congratulate George on his well-deserved promotion to Executive Vice President.”

Teledyne Technologies is a leading provider of sophisticated digital imaging products and software, instrumentation, aerospace and defense electronics, and engineered systems. Teledyne’s operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne’s website at www.teledyne.com.